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                                     EXHIBIT 4.1

                                CIMETRIX INCORPORATED
                                  STOCK OPTION PLAN


    This Stock Option Plan ("Plan") is created as of January 1, 1995, by Cimetrix Incorporated, a Nevada corporation, for the benefit of each person who becomes a participant in the Plan.

    1.   PURPOSE; EFFECTIVE DATE.

         (a) The purpose of this Plan is to provide long-term incentive compensation to certain employees, directors, officers and consultants, so that the Company may attract and retain the services of qualified persons on whom the Company will depend for its continued success.

         (b) This Plan will become effective on the later of (i) January 1, 1995; or (ii) the date the Plan is adopted by the Company's Board of Directors; provided, however, that unless the Company's stockholders approve the adoption of the Plan within twelve months after the effective date, this Plan and any Options granted pursuant to it shall be void AB INITIO.

    2. CERTAIN DEFINITIONS. Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any Option Agreements entered into pursuant to this Plan:

         (a) "10% Stockholder" means a person who owns, either directly or indirectly by virtue of the ownership attribution provision set forth in
    Section 424(d) of the Code at the time he or she is granted an Option, stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company or of any of its subsidiaries.

         (b)  "1933 Act" means the federal Securities Act of 1933, as amended.

         (c)  "Board" means the Board of Directors of the Company.

         (d)  "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Committee" means a committee of one or more directors appointed by the Board, to administer and interpret this Plan; provided that the term

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    "Committee" will refer to the Board during such times as no committee is appointed by the Board.

         (f)  "Company" means Cimetrix Incorporated, a Nevada Corporation.

         (g) "Disability" has the same meaning as "permanent and total disability," as defined in Section 22(e)(3) of the Code.

         (h) "Eligible Participant" means a person who, at a particular time, is an employee, officer, consultant, or director of the Company or any of its Subsidiaries.

         (i) "Option" means an option granted pursuant to this Plan entitling the option holder to acquire shares of Stock to be issued by the Company pursuant to the valid exercise of the option.

         (j) "Option Agreement" means an agreement between the Company and an Optionee, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan.

         (k) "Option Price" with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Stock called for under such Option.

         (l) "Option Stock" means Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

         (m) "Optionee" means an Eligible Participant to whom Options are granted hereunder, and any transferee thereof pursuant to a Transfer authorized under this Plan.

         (n)  "Plan" means this Stock Option Plan of the Company.

         (o) "QDRO" has the same meaning as "qualified domestic relations order" as defined in Section 414(p) of the Code.

         (p) "Stock" means shares of the Company's common capital stock having a par value of $0.0001.

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         (q)  "Subsidiary" has the same meaning as "subsidiary corporation" as defined in Section 424(f) of the Code.

         (r) "Transfer," with respect to an Option or Option Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Option or Option Stock, including without limitation an assignment for the benefit of creditors of the Optionee, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option or the Option Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to a QDRO or pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the Option or shares of Option Stock are transferred or awarded to the spouse of the Optionee or are required to be sold; or a transfer resulting from the filing by the Optionee of a petition or the filing of a petition against such Optionee, under the bankruptcy laws of the United States or of any other nation.

    3. ELIGIBILITY. The Company may grant Options under this Plan only to persons who are Eligible Participants as of the time of such grant. Subject to the provisions of sections 4(d), 5 and 6 hereof, there is no limitation on the number of Options that may be granted to an Eligible Participant. Nothing herein contained shall require the Company to grant any Option to any Eligible Participant, and the Company's decision whether to do so shall be solely in the Committee's discretion.

    4.   ADMINISTRATION.

         (a) COMMITTEE. The Committee, if appointed by the Board, will administer the Plan. If the Board, in its discretion, does not appoint such a Committee, the Board itself will administer this Plan and take such other actions as the Committee is authorized to take hereunder in the same manner as the Board may take other actions under the Company's Charter and by-laws generally.

         (b) AUTHORITY AND DISCRETION OF COMMITTEE. The Committee will have full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company's Charter, by-laws, and this Plan, and the specific limitations on such discretion set forth herein:

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              (i)  to select and approve the persons who will be granted
         Options under this Plan from among the Eligible Participants, and to grant to any person so selected one or more Options to purchase such number of shares of Option Stock as the Committee may determine;

              (ii) to determine the period or periods of time during which options may be exercised, the Option Price and the duration of such Options, and to determine such other matters in connection with specific Option grants and Options Agreements as specified under this Plan; and

              (iii) to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

         (c) LIMITATION ON AUTHORITY. Notwithstanding the foregoing, or any other provision of this Plan, the Committee will have no authority to grant Options to any of its members, whether or not approved by the Board.

         (d) OPTION AGREEMENTS. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Optionee and by a duly authorized officer of the Company, and a Spousal Consent, if the Optionee is married. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Committee.

    5.   SHARES RESERVED FOR OPTIONS.

         (a) OPTION POOL. The aggregate number of shares of Option Stock that may be issued pursuant to the exercise of Options granted under this Plan will not exceed One Million Nine Hundred Ninety-three Thousand Eight Hundred Sixteen (1,993,816) shares of Stock (the "Option Pool"), provided that such number will be increased by the number of shares of Option Stock that the company subsequently may reacquire through repurchase or otherwise. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired, will be deemed not to have been issued for purposes of computing the number of shares of Option Stock remaining in the Option Pool and available for issuance.

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         (b)  ADJUSTMENTS UPON CHANGES.  In the event of any change in the outstanding Stock of the company as a result of a stock split, reserve stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in:
    (i) the aggregate number of shares of Option Stock in the Option Pool that may be issued pursuant to the exercise of Options granted hereunder; (ii) the Option Price and the number of shares of Option Stock subject to each outstanding Option granted hereunder; and (iii) other rights and matters determined on a per share basis under this Plan or any Option Agreement hereunder. Any such adjustments will be made only by the Board, and when so made will be effective, conclusive, and binding for all purposes with respect to this Plan and all Options then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

    6. TERMS OF STOCK OPTION AGREEMENTS. Each Option granted pursuant to this Plan will be evidenced by an Option Agreement (an "Option Agreement") between the Company and the person to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, each Option Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

         (a) NO PROMISE OF EMPLOYMENT. Nothing contained in this Plan, any Option Agreement, or any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Optionee any right with respect to the continuation of his or her status as an employee of, consultant, or independent contractor to, or director or officer of, the Company or its subsidiaries.

         (b) VESTING PERIODS. Unless the Option Agreement executed by an Optionee expressly otherwise provides and except as set forth herein, the right to exercise an Option granted hereunder will be subject to the following vesting periods, subject to the Optionee continuing to be an Eligible Participant and the occurrence of any other event (including the passage of time) that would result in the cancellation or termination of the Option:

              (i) no portion of the Option will be exercisable prior to the first anniversary of the grant date set forth in the Option Agreement;

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              (ii) the Option will become exercisable on a cumulative basis as to fifty percent (50%) of the Option Stock on each of the first and second anniversaries of such grant date, so that the Option will have become fully exercisable, subject to the Optionee's remaining an Eligible Participant, on the second anniversary of such grant date.

         (c)  EXERCISE OF THE OPTION.

              (i) MECHANICS AND NOTICE. An Option may be exercised to the extent exercisable (1) by giving written notice of exercise to the Company, specifying the number of shares of Option Stock to be purchased and accompanied by full payment of the Option Price thereof and the amount of withholding taxes pursuant to subsection 6(c)(ii) below; and (2) by giving assurances satisfactory to the Company that the shares of Option Stock to be purchased upon such exercise are being purchased for investment and not with a view to resale in connection with any distribution of such shares in violation of the 1933 Act; provided, however, that in the event the Option Stock is registered under the 1993 Act, or in the event resale of such Option Stock without such registration would otherwise be permissible, this second condition will be inoperative if, in the opinion of the counsel for the Company, such condition is not required under the 1993 Act, or any other applicable law, regulation or rule of any governmental agency.

              (ii) WITHHOLDING TAXES. As a condition to the issuance of the shares of Option Stock upon full or partial exercise of an Option granted under this Plan, the Optionee will pay to the Company in cash, or in such other form as the committee may determine in its discretion, the amount of the Employee's tax withholding liability required in connection with such exercise. For purposes of this subsection 6(c)(ii), "tax withholding liability" will mean all federal and state income taxes, social security and unemployment taxes, and any other taxes applicable to the compensation income arising from the transaction and required by applicable law to be withheld by the Company.

         (d) PAYMENT OF OPTION PRICE. Each Option Agreement will specify the Option Price with respect to the exercise of the Option and the purchase of Option Stock thereunder, to be fixed by the Committee in its discretion, but in no event will the Option Price thereunder be less than 50% of the closing trade price of the Company's common stock on the date that the Option is granted; provided, however, that this restriction shall apply only to Options granted to officers, directors and 10% shareholders. The Option Price will be payable to the Company in the United States legal tender in case of payment by check, or in such other

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    form of legal consideration as may be approved by the Committee, in its discretion.

         (e) TERMINATION OF THE OPTION. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be fixed by the Committee in its discretion, during which the Option granted therein will be exercisable (the "Option Period"); provided that the Option Period will not exceed five years from the date of the grant, and if no Option Period is specified in the Option Agreement, the Option Period shall be deemed to be five years from the date of grant. To the extent not previously exercised, each Option will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that each such Option will terminate, if earlier: (i) on the date that the Optionee ceases to be an Eligible Participant for any reason, other than by reason of death or Disability; (ii) twelve months after the date that the Optionee ceases to be an Eligible Participant by reason of such person's death or Disability. In the event of the sale of all or substantially all of the assets of the Company, or a merger or consolidation or other reorganization in which the Company is not the surviving corporation, or in which the Company becomes a subsidiary of another corporation (a "Corporate Transaction"), then notwithstanding anything else herein, the right to exercise all then outstanding Options will vest immediately prior to such Corporate Transaction and will terminate immediately after such Corporate Transaction.

         (f) OPTIONS NONTRANSFERABLE. No Optionee may Transfer any Option, other than be will or the laws of decent and distribution, or pursuant to a QDRO. During the lifetime of the Optionee, the Option will be exercisable only by the Optionee, or the transferee there has been a Transfer pursuant to a QDRO.

         (g) QUALIFICATION OF STOCK. If, at any time, the board determines, in its discretion, that the listing, registration, or qualification of the Option Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of any Option or the purchase of shares of Option Stock thereunder, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent, or approval is effected or obtained free of any conditions not acceptable to the Board, in its discretion. If the Board determines that disclosure materials must be provided to any Optionee prior to the exercise of any option, the board may delay the exercise of such Option until such materials are prepared and distributed.

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         (h)  ADDITIONAL RESTRICTIONS ON TRANSFER.  By accepting Options or
    Option stock under this Plan, each Optionee will be deemed to represent, warrant and agree as follows:

              (i) SECURITIES ACTO OF 1993. The Optionee understands that the shares of the Option Stock have not been registered under the 1993 Act, and that such shares are not freely tradeable and must be held indefinitely unless such shares are either registered under the 1993 Act or an exemption from such registration is available. The Optionee understands that the Company is under no obligation to register the shares of Option Stock, and that absent such registration, the Option Stock will only be transferable in accordance with the provisions of Rule 144 of the Securities and Exchange Commission.

              (ii) OTHER APPLICABLE LAWS. The Optionee further understands that Transfer of the Option Stock requires full compliance with the provisions of all applicable laws.

              (iii) INVESTMENT INTENT. Unless a registration statement is in effect with respect to the sale of Option Stock obtained through exercise of options granted hereunder: (1) upon exercise of any Option, the Optionee will purchase the Option Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, and the Optionee may not Transfer the Option Stock other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one other than the Optionee will have any beneficial interest in the Option Stock; and
         (3) the Optionee has no present intention of disposing the Option Stock at any particular time.

         (i) COMPLIANCE WITH LAW. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state securities laws. The Company will not be required to register or qualify Option Stock with the Securities and Exchange Commission or any State agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from the applicable securities administrator or other official of each state in which an Eligible Participant may be granted an Option hereunder prior to such grant.

         (j) STOCK CERTIFICATES. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and

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    necessary to effectuate this Plan's provisions.  The Company may place a
    "stop transfer" order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this section (j) have been complied with.

         (k) NOTICES. Any notice to be given to the Company under the terms of an Option Agreement will be addressed to the Company at its principal executive office, Attention: Chief Financial Officer, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee will be addressed to the Optionee at the address provided to the Company by the Optionee. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Government, or when actually delivered if not mailed.

         (l) OTHER PROVISIONS. The Option Agreement may contain such other terms, provisions and conditions, including special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

    7. PROCEEDS FROM SALE OF STOCK. Cash proceeds from the sale of shares of Option Stock issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

    8. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefore. Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the holder of the Option, materially alter or impair any rights or obligations under any Option theretofore granted under this Plan.

    9. AMENDMENT AND DISCONTINUANCE. The Board may amend, suspend or discontinue this Plan at any time or from time to time; provided that no such action may, without the approval of the stockholders of the company, materially increase (other than by reason of an adjustment pursuant to the section 5(b) hereof) the maximum aggregate number of shares of Option Stock in the Option Pool that may be issued under Options granted pursuant to this Plan or materially increase the benefits accruing to Plan participants or materially modify eligibility requirements for the

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participants.  Moreover, no such action may alter or impair any Option previously granted under this Plan without the consent of the holder of such Option.

    10. PLAN COMPLIANCE WITH RULE 16B-3. With respect to persons subject to the Section 16 of the Securities Exchange Act of 1934, transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under such Act. To the extent any provision of the plan or action by the plan administrators fails so to comply, it shall be deemed null and void.

    11. COPIES OF PLAN. A copy of this Plan will be delivered to each Optionee at or before the time he or she executes an Option Agreement.

Date Plan Adopted by Board of Directors: December 21, 1994
Date Plan Approved by Stockholders:  July 29, 1995

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